UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 20, 2016

RANGEFORD RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54306	77-116182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

566 Silicon Drive, Suite 103, Houston, Texas	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 699-9064

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management Item

5.02. Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board approved and appointed, Mr. Marc Duncan as President and Chief Operating Officer of Rangeford Resources, Inc.

Mr. Duncan previously served as President and Chief Operating Officer of Contango Oil and Gas and subsidiaries from 2005 until February 2014 which at its peak had grown from a market cap of $200 million to $1.5 Billion. Contango and its partners developed and monetized the Fayetteville shale, Freeport LNG interest, and found and developed 1 TCF of reserves in the Gulf of Mexico with peak production of 235 MMCFD and 5,000 BPD condensate. During his tenure, the company received numerous awards and industry recognition including Hart’s Discovery of the Year, Houston Chronicles' Top 100, and Earnest and Young’s Entrepreneur of the Year candidate. Mr. Duncan has over 35 years of experience in the energy industry and has served in a variety of domestic and international management positions relating to natural gas and oil exploration. Aside from his domestic experience, Mr. Duncan worked and resided in Dubai, Ecuador, Africa, Indonesia, China, UK and Ukraine developing the assets with local government entities and foreign partners. Mr. Duncan served as President and COO for USENCO International Inc. from 2000 to 2004 and with Hunt Oil Company from 2004 to 2005. Prior experience includes positions such as a deep-water drilling engineer for ENSERCH Corp., drilling engineer for ARCO Oil and Gas and management with SEDCO, an international drilling contractor. Currently, Mr. Duncan serves as the Managing Director of Four Horses, LLC and Opal Petroleum Partners, LLC. Mr. Duncan also serves as Energy Director and Advisor for Cardinals Direction First Inc., a Native American corporation, and is on the Board of Advisors for EnergyFunders. Mr. Duncan holds a MBA in Engineering Management from the University of Dallas, a MEd from the University of North Texas and a BS in Science and Education from Stephen F. Austin University. He's been an active member of The Society of Petroleum since 1981.

In connection with his appointment as President and COO, we entered into an Employment Agreement with Mr. Duncan (the “Agreement”); the Agreement has a term of three years starting June 1, 2016. Pursuant to the Employee Agreement, Mr. Duncan shall receive monthly compensation in the amount of: $10,000 in accordance with the Company’s regular payment schedule, that number of shares of the Company’s common stock valued at $10,000 based on its price at the close on the last trading day of each month and stock options for performance over the next three years. The foregoing shares shall be issued as of the last business day of each month. This brief description of the Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Agreement as attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01 Exhibits

The following is a complete list of exhibits filed as part of this Report.

Exhibit No.	Description
99.2	Employment Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2016	Rangeford Resources, Inc.
By: /s/ Thomas E. Lindholm
Thomas E. Lindholm, CEO